Exhibit (m)(1)(i)

SCHEDULE 1

TO THE

FIFTH AMENDED AND RESTATED SHAREHOLDER SERVICES AND

DISTRIBUTION PLAN

VOYA VARIABLE PORTFOLIOS, INC.

CLASS S

Portfolios

Voya Global High Dividend Low Volatility Portfolio

Voya Index Plus LargeCap Portfolio

Voya Index Plus MidCap Portfolio

Voya Index Plus SmallCap Portfolio

Voya International Index Portfolio

Voya Russell™ Large Cap Growth Index Portfolio

Voya Russell™ Large Cap Index Portfolio

Voya Russell™ Large Cap Value Index Portfolio

Voya Russell™ Mid Cap Growth Index Portfolio

Voya Russell™ Mid Cap Index Portfolio

Voya Russell™ Small Cap Index Portfolio

Voya Small Company Portfolio

Voya U.S. Bond Index Portfolio